February 6, 2019	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release: Immediately
Refer to:     Mark Taylor; mark.taylor@lilly.com; (317) 276-5795 (Media)
Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Investors)

Lilly Reports Strong Fourth-Quarter and Full-Year 2018 Financial Results, Lowers 2019 EPS Guidance to Reflect the Pending Acquisition of Loxo Oncology

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Fourth-quarter 2018 revenue increased 5 percent, driven by increased demand for newer medicines, while operating expenses increased 1 percent. Full-year 2018 revenue increased 7 percent to $24.556 billion.

•	Fourth-quarter 2018 earnings per share (EPS) grew to $1.10 on a reported basis, or $1.33 on a non-GAAP basis. Full-year 2018 EPS grew to $3.13 on a reported basis and $5.55 on a non-GAAP basis.

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Pharmaceutical revenue in the fourth quarter of 2018 grew 5 percent, driven by 11 percent volume growth. Newer medicines, including Trulicity, Taltz, Basaglar, Olumiant, Jardiance, Verzenio and Lartruvo, represented approximately 38 percent of pharmaceutical revenue and delivered strong volume growth.

•	The pending acquisition of Loxo Oncology is expected to broaden the scope of Lilly’s oncology portfolio into precision medicines.

•	Lilly plans to launch an exchange offer to Lilly shareholders in the first half of 2019 in order to divest its remaining ownership interest in Elanco Animal Health.

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2019 EPS guidance range lowered to $4.57 to $4.67 on a reported basis and $5.55 to $5.65 on a non-GAAP basis, primarily due to the anticipated impacts of both the pending acquisition of Loxo Oncology and the negative Phase 3 confirmatory trial for Lartruvo, partially offset by a more favorable underlying business outlook.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the fourth quarter and full year of 2018.

$ in millions, except per share data	Fourth Quarter		%	Full Year		%
	2018	2017	Change	2018	2017	Change
Revenue	$6,438.6	$6,160.7	5%	$24,555.7	$22,871.3	7%
Net Income (Loss) – Reported	1,125.1	(1,656.9)	NM	3,232.0	(204.1)	NM
Earnings (Loss) Per Share – Reported	1.10	(1.58)	NM	3.13	(0.19)	NM

Net Income – Non-GAAP	1,357.6	1,206.7	13%	5,734.6	4,530.4	27%
EPS – Non-GAAP	1.33	1.14	17%	5.55	4.28	30%

Certain financial information for 2018 and 2017 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures exclude the items described in the reconciliation tables later in the release. The company’s 2019 financial guidance is also being provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company’s business. This press release does not constitute an offer of any securities for sale or exchange.

“Lilly's performance in the fourth quarter of 2018 capped an important year for the company, as we continued to launch new medicines, invest in our pipeline and deliver solid financial results,” said David A. Ricks, Lilly’s chairman and CEO. “The portfolio of medicines that we have launched over the past five years is providing a strong foundation on which to grow our business, while the pending acquisition of Loxo Oncology is the latest example of our commitment to develop new medicines that will transform the care of many serious illnesses. We are determined to raise the bar even higher in 2019 so that more people around the world can benefit from Lilly medicines.”

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Key Events Over the Last Three Months
Regulatory

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The U.S. Food and Drug Administration (FDA) granted approval for a new indication for Alimta® (pemetrexed for injection) in combination with Keytruda® and platinum chemotherapy for the first-line treatment of patients with metastatic nonsquamous non-small cell lung cancer, with no EGFR or ALK genomic tumor aberrations.

•	The European Commission approved EmgalityTM for the prophylaxis of migraine in adults who have at least four migraine days per month.

Clinical

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The company reported that the results of the Phase 3 study of Lartruvo® (olaratumab), in combination with doxorubicin in patients with advanced or metastatic soft tissue sarcoma, did not confirm the clinical benefit of Lartruvo in combination with doxorubicin as compared to doxorubicin, a standard of care treatment. The company is suspending promotion of Lartruvo and is working with global regulators to determine the appropriate next steps.

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The company and Incyte Corporation announced that baricitinib met the primary endpoint in two Phase 3 studies evaluating the efficacy and safety of baricitinib monotherapy for the treatment of adult patients with moderate to severe atopic dermatitis.

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The company announced that Taltz® (ixekizumab) met the primary and all major secondary endpoints in a Phase 3b/4 study, which evaluated the efficacy and safety of Taltz versus Humira® (adalimumab) in patients with active psoriatic arthritis who are biologic disease-modifying anti-rheumatic drug (DMARD)-naive.

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The company and Pfizer Inc. announced positive top-line results from a Phase 3 study evaluating tanezumab 2.5 mg or 5 mg in patients with moderate-to-severe osteoarthritis pain. Tanezumab is a humanized monoclonal antibody that is part of an investigational class of non-opioid pain medications known as nerve growth factor inhibitors.

Business Development/Other Developments

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Lilly plans to launch an exchange offer to Lilly shareholders in the first half of 2019 in which Lilly would tender for Lilly shares in exchange for Elanco shares in order to divest its remaining ownership interest in Elanco Animal Health. The exact timing of the company's decision to launch the exchange offer will depend upon market conditions, but the exchange offer could begin as early as the coming days.

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The company announced a definitive agreement to acquire Loxo Oncology for $235.00 per share in cash, or approximately $8.0 billion. Loxo Oncology is a biopharmaceutical company focused on the development and commercialization of highly selective medicines for patients with genomically-defined cancers.

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The company announced a research collaboration and exclusive license agreement with Aduro Biotech, Inc. for Aduro's cGAS-STING Pathway Inhibitor program for the research and development of novel immunotherapies for autoimmune and other inflammatory diseases.

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The company announced an agreement with Hydra Biosciences to acquire all assets related to  Hydra's pre-clinical program of TRPA1 antagonists, part of the Transient Receptor Potential (TRP) family of ion channels, that is currently being studied for the potential treatment of chronic pain syndromes.

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The company announced a license and collaboration agreement with AC Immune SA to research and develop tau aggregation inhibitor small molecules for the potential treatment of Alzheimer's disease (AD) and other neurodegenerative diseases.

Fourth-Quarter Reported Results
In the fourth quarter of 2018, worldwide revenue was $6.439 billion, an increase of 5 percent compared with the fourth quarter of 2017. The increase in revenue was driven by an 11 percent increase due to volume, partially offset by a 5 percent decrease due to lower realized prices and a 1 percent decrease due to the unfavorable impact of foreign exchange rates.

Revenue in the U.S. increased 7 percent, to $3.664 billion, driven by increased volume, partially offset by lower realized prices, primarily in the diabetes portfolio. U.S. volume growth of 12 percent was

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driven by newer pharmaceutical products, including Trulicity®, Taltz and Basaglar®, partially offset by decreased volume for products that have lost exclusivity, including Cialis® and Effient®.

Revenue outside the U.S. increased 1 percent, to $2.774 billion, driven by increased volume of 8 percent, which was primarily from newer pharmaceutical products, including Trulicity, Olumiant® and Taltz. The increase in revenue was partially offset by lower realized prices for several pharmaceutical products, the unfavorable impact of foreign exchange rates and decreased volume for Cialis due to loss of exclusivity.

Gross margin increased 7 percent, to $4.845 billion, in the fourth quarter of 2018 compared with the fourth quarter of 2017. Gross margin as a percent of revenue was 75.2 percent, an increase of 1.9 percentage points compared with the fourth quarter of 2017. The increase in gross margin percent was primarily due to manufacturing efficiencies and lower amortization expense, partially offset by the negative impact of price on revenue.

Operating expenses in the fourth quarter of 2018, defined as the sum of research and development and marketing, selling, and administrative expenses, increased 1 percent to $3.315 billion compared with the fourth quarter of 2017. Research and development expenses decreased 2 percent to $1.454 billion, or 22.6 percent of revenue, driven by lower development expenses for lanabecestat following the discontinuation of its Phase 3 program in the second quarter of 2018, partially offset by higher development expenses for other late-stage assets. Marketing, selling, and administrative expenses increased 3 percent, to $1.861 billion, primarily due to increased expenses related to newer pharmaceutical product launches, including the U.S. launch of Emgality. Both research and development expenses and marketing, selling, and administrative expenses benefited from previously-announced actions taken to reduce the company's cost structure.

In the fourth quarter of 2018, the company recognized acquired in-process research and development charges of $329.4 million related to previously announced business development transactions with

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Dicerna Pharmaceuticals, SIGA Technologies, Chugai Pharmaceutical Co., LTD, NextCure, Inc. and Hydra Biosciences. In the fourth quarter of 2017, the company recognized acquired in-process research and development charges of $50.0 million associated with a strategic collaboration with CureVac.

In the fourth quarter of 2018, the company recognized asset impairment, restructuring, and other special charges of $246.0 million. The charges are primarily associated with severance costs incurred as a result of actions taken to reduce the company's cost structure. The charges also include expenses associated with the separation of the Elanco animal health business. In the fourth quarter of 2017, the company recognized asset impairment, restructuring and other special charges of $1.003 billion, primarily associated with efforts to reduce the company’s cost structure, including the U.S. voluntary early retirement program.

Operating income in the fourth quarter of 2018 was $954.2 million, compared to $172.2 million in the fourth quarter of 2017. The increase in operating income was driven primarily by lower asset impairment, restructuring, and other special charges and, to a lesser extent, higher gross margin, partially offset by higher expenses related to acquired in-process research and development.

Other income (expense) was expense of $15.3 million in the fourth quarter of 2018, compared with income of $111.9 million in the fourth quarter of 2017. The reduction in other income (expense) was primarily driven by lower net gains on sales of investments in the fourth quarter of 2018 as compared with 2017.

During the fourth quarter of 2018, the company recorded an income tax benefit of $186.2 million despite earning $938.9 million of income before income taxes. The income tax benefit was primarily due to the impact of U.S. tax reform. During the fourth quarter of 2017, the company recorded income tax expense of $1.941 billion, which included an estimated tax charge of $1.914 billion,

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despite earning $284.1 million of income before income taxes. The estimated tax charge in the fourth quarter of 2017 was based on U.S. tax reform enacted in December 2017.

In the fourth quarter of 2018, net income and earnings per share were $1.125 billion and $1.10, respectively, compared with a net loss of $1.657 billion and loss per share of $1.58 in the fourth quarter of 2017. The increases in net income and earnings per share in the fourth quarter of 2018 were driven by the impact of U.S. tax reform enacted in December 2017, and, to a lesser extent, higher operating income. Earnings per share growth also benefited from a reduction in weighted average shares outstanding resulting from the company's share repurchase program.

Fourth-Quarter Non-GAAP Measures
On a non-GAAP basis, fourth-quarter 2018 gross margin increased 5 percent, to $4.931 billion compared with the fourth quarter of 2017. Gross margin as a percent of revenue was 76.6 percent, an increase of 0.5 percentage points. The increase in gross margin percent was primarily due to manufacturing efficiencies, partially offset by the negative impact of price on revenue.

Reflecting the company’s previously-announced actions to reduce its cost structure, operating expenses were 51.5 percent of revenue in the fourth quarter of 2018, a reduction of 1.9 percentage points compared with the fourth quarter of 2017.

Operating income increased $216.0 million, or 15 percent, to $1.617 billion in the fourth quarter of 2018 compared with the fourth quarter of 2017, due to higher gross margin.

The effective tax rate was 15.8 percent in the fourth quarter of 2018, compared with 20.2 percent in the fourth quarter of 2017. The lower effective tax rate for the fourth quarter of 2018 was primarily due to U.S. tax reform enacted in December 2017.

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In the fourth quarter of 2018, net income increased 13 percent, to $1.358 billion, and earnings per share increased 17 percent, to $1.33, compared with $1.207 billion and $1.14, respectively, in the fourth quarter of 2017. The increases in net income and earnings per share were primarily driven by higher operating income. Earnings per share growth also benefited from a reduction in weighted average shares outstanding resulting from the company's share repurchase program.

For further detail of non-GAAP measures, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Fourth Quarter
	2018	2017	% Change
Earnings (loss) per share (reported)	$1.10	$(1.58)	NM
Acquired in-process research and development	.26	.03
Asset impairment, restructuring and other special charges	.21	.75
Amortization of intangible assets	.07	.11
Income taxes(a)	(.31)	1.81
Other, net	—	.01
Earnings per share (non-GAAP)	$1.33	$1.14	17%

Numbers may not add due to rounding. (a) Relates to adjustments for U.S. tax reform and tax expenses associated with the separation of the Elanco animal health business.

Full-Year Reported Results
For the full year 2018, worldwide revenue increased 7 percent compared with 2017 to $24.556 billion. The increase in revenue was driven by an 8 percent increase due to volume and a 1 percent increase due to the favorable impact of foreign exchange rates, partially offset by a 1 percent decrease due to lower realized prices.

Revenue in the U.S. increased 8 percent to $13.875 billion, driven by increased volume for newer pharmaceutical products, including Trulicity, Basaglar, Taltz, Verzenio® and Jardiance®. The increase in revenue was partially offset by decreased volume for products that have lost exclusivity, including

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Cialis, Effient and Strattera®, as well as lower realized prices for several pharmaceutical products, including Trulicity, Basaglar, Forteo® and Taltz.

Revenue outside the U.S. increased 6 percent to $10.681 billion, due to increased volume for several newer pharmaceutical products, including Trulicity, Olumiant, and Taltz and, to a lesser extent, the favorable impact of foreign exchange rates. The increase in revenue was partially offset by lower realized prices for several pharmaceutical products.

Gross margin increased 8 percent to $18.126 billion in 2018 compared with 2017. Gross margin as a percent of revenue was 73.8 percent, an increase of 0.7 percentage points. The increase in gross margin percent was primarily due to manufacturing efficiencies and lower amortization expenses, offset by the impact of foreign exchange rates on international inventories sold, the timing of manufacturing production and the negative impact of price on revenue.

Total operating expenses decreased 1 percent to $11.939 billion in 2018 compared with 2017. Research and development expenses decreased 1 percent to $5.307 billion, or 21.6 percent of revenue, driven by lower development expenses for lanabecestat following the discontinuation of its Phase 3 program in the second quarter of 2018, partially offset by higher development expenses for other late-stage assets. Marketing, selling and administrative expenses decreased 1 percent to $6.632 billion, due to lower expenses for late life-cycle products, partially offset by increased marketing expenses for newer products. Both research and development expenses and marketing, selling, and administrative expenses benefited from previously-announced actions taken to reduce the company's cost structure.

In 2018, the company recognized acquired in-process research and development charges of $1.984 billion, primarily related to the previously announced acquisition of ARMO BioSciences and the previously announced business development transaction with Dicerna Pharmaceuticals. In 2017, the company recognized acquired in-process research and development charges of $1.113 billion resulting from business development activity, primarily related to the acquisition of CoLucid Pharmaceuticals.

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In 2018, the company recognized asset impairment, restructuring and other special charges of $482.0 million. The charges are primarily associated with asset impairments related to the sale of the Posilac® (rbST) brand and the related sale of the Augusta, Georgia manufacturing site, as well as the suspension of commercial activities for Imrestor®. The charges also include expenses associated with the initial public offering and separation of the Elanco animal health business, as well as efforts to reduce the company's cost structure. In 2017, the company recognized asset impairment, restructuring, and other special charges of $1.674 billion associated with efforts to reduce the company’s cost structure, including the U.S. voluntary early retirement program.

Operating income in 2018 increased 96 percent compared with 2017 to $3.721 billion, driven by lower asset impairment, restructuring, and other special charges and higher gross margin, partially offset by higher acquired in-process research and development expenses.

Other income (expense) was income of $74.8 million in 2018 compared to income of $300.5 million in 2017 driven by lower net gains on sales of investments.

During 2018, the company recorded income tax expense of $563.7 million, while earning $3.796 billion of income before income taxes, resulting in an effective tax rate of 14.9 percent. During 2017, the company recorded income tax expense of $2.402 billion, which included an estimated tax charge of $1.914 billion, despite earning $2.197 billion of income before income taxes. The estimated tax charge in 2017 was based on U.S. tax reform enacted in December 2017.

For the full year 2018, net income and earnings per share were $3.232 billion and $3.13, respectively, compared with a net loss of $204.1 million, and loss per share of $0.19, respectively, in 2017. The increases in net income and earnings per share were driven by the impact of U.S. tax reform enacted in December 2017, as well as higher operating income.

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Full-Year Non-GAAP Measures
On a non-GAAP basis for the full year 2018, gross margin increased 7 percent, to $18.700 billion compared with the full year 2017. Gross margin as a percent of revenue was 76.2 percent, unchanged compared with the full year 2017.

Reflecting the company’s previously-announced actions to reduce its cost structure, operating expenses were 48.6 percent of revenue in 2018, a reduction of 4.0 percentage points compared with 2017. Operating income increased $1.365 billion, or 25 percent, to $6.766 billion driven primarily by higher gross margin and, to a lesser extent, lower operating expenses. The effective tax rate was 16.0 percent in 2018, compared with 20.5 percent in 2017. Net income increased 27 percent and earnings per share increased 30 percent to $5.735 billion and $5.55, respectively. The increases in net income and earnings per share were primarily driven by higher operating income.

For further detail of non-GAAP measures, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

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	Year-to-Date
	2018	2017	% Change
Earnings (loss) per share (reported)	$3.13	$(0.19)	NM
Acquired in-process research and development	1.83	.97
Amortization of intangible assets	.43	.44
Asset impairment, restructuring and other special charges	.41	1.23
Other, net	.01	.03
Income taxes(a)	(.25)	1.81
Earnings per share (non-GAAP)	$5.55	$4.28	30%
Numbers may not add due to rounding. (a) Relates to adjustments for U.S. tax reform and tax expenses associated with the separation of the Elanco animal health business.

Selected Revenue Highlights
(Dollars in millions)	Fourth Quarter			Year-to-Date
Established Pharma Products	2018	2017	% Change	2018	2017	% Change
Humalog®	$770.4	$782.2	(2)%	$2,996.5	$2,865.2	5%
Alimta	556.9	525.2	6%	2,132.9	2,062.5	3%
Cialis	350.7	597.4	(41)%	1,851.8	2,323.1	(20)%
Forteo	437.1	513.2	(15)%	1,575.6	1,749.0	(10)%
Humulin®	337.4	362.6	(7)%	1,331.4	1,335.4	(0)%
Cymbalta®	184.5	192.8	(4)%	708.0	757.2	(6)%
Erbitux®	159.8	168.9	(5)%	635.3	645.9	(2)%
Trajenta®(a)	156.2	129.7	20%	574.7	537.9	7%
Zyprexa®	110.8	152.2	(27)%	471.3	581.2	(19)%
Strattera	107.2	98.3	9%	450.8	618.2	(27)%

Select Products Launched Since 2014
Trulicity	924.7	649.0	42%	3,199.1	2,029.8	58%
Taltz	307.0	172.5	78%	937.5	559.2	68%
Cyramza®	220.6	204.8	8%	821.4	758.3	8%
Basaglar	232.2	153.8	51%	801.2	432.1	85%
Jardiance(b)	193.2	143.2	35%	658.3	447.5	47%
Lartruvo	83.5	59.0	41%	304.7	203.0	50%
Verzenio	83.1	21.0	NM	255.0	21.0	NM
Olumiant	70.1	23.0	NM	202.5	45.9	NM
Emgality	4.9	—	NM	4.9	—	NM
Subtotal	2,119.4	1,426.3	49%	7,184.7	4,496.7	60%

Animal Health	816.5	790.9	3%	3,142.5	3,085.6	2%

Total Revenue	6,438.6	6,160.7	5%	24,555.7	22,871.3	7%

(a) Trajenta includes Jentadueto® (b) Jardiance includes Glyxambi® and Synjardy® NM – not meaningful Numbers may not add due to rounding

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Selected Established Pharma Products
Humalog
For the fourth quarter of 2018, worldwide Humalog revenue decreased 2 percent compared with the fourth quarter of 2017, to $770.4 million. Revenue in the U.S. decreased 2 percent, to $453.6 million, driven by lower realized prices primarily due to the impact of patient affordability programs. Revenue outside the U.S. decreased 1 percent, to $316.9 million, driven primarily by the unfavorable impact of foreign exchange rates and lower realized prices, largely offset by increased volume.

For the full year 2018, worldwide Humalog revenue increased 5 percent to $2.996 billion compared with the full year 2017. U.S. Humalog revenue for 2018 was $1.788 billion, a 4 percent increase, driven primarily by increased demand and, to a lesser extent, higher realized prices due to changes in estimates to rebates and discounts. Humalog revenue outside the U.S. was $1.209 billion, a 5 percent increase, driven by increased volume and, to a lesser extent, the favorable impact of foreign exchange rates, partially offset by lower realized prices.

Alimta
For the fourth quarter of 2018, Alimta generated worldwide revenue of $556.9 million, which increased 6 percent compared with the fourth quarter of 2017. U.S. revenue increased 16 percent, to$315.9 million, driven by higher realized prices and increased demand. Revenue outside the U.S. decreased 5 percent to $241.0 million, driven by lower realized prices and, to a lesser extent, the unfavorable impact of foreign exchange rates partially offset by increased volume.

For the full year 2018, worldwide Alimta revenue increased 3 percent to $2.133 billion compared with the full year 2017. U.S. Alimta revenue for 2018 was $1.131 billion, a 9 percent increase, driven by increased demand and higher realized prices. Alimta revenue outside the U.S. was $1.002 billion, a 3

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percent decline, driven by lower volume due to competitive pressure and the loss of exclusivity in certain European countries, including Germany, and lower realized prices, partially offset by the favorable impact of foreign exchange rates.

Cialis
For the fourth quarter of 2018, worldwide Cialis revenue decreased 41 percent to $350.7 million. U.S. revenue was $174.2 million in the fourth quarter, a 52 percent decrease compared with the fourth quarter of 2017, driven by decreased demand due to the entry of generic tadalafil, partially offset by higher realized prices. Revenue outside the U.S. decreased 25 percent to $176.4 million, primarily driven by the loss of exclusivity in Europe.

For the full year 2018, worldwide Cialis revenue decreased 20 percent to $1.852 billion compared with the full year 2017. U.S. Cialis revenue for 2018 was $1.129 billion, a 17 percent decrease, driven by decreased demand primarily due to the entry of generic tadalafil, partially offset by higher realized prices. Cialis revenue outside the U.S. was $722.7 million, a 25 percent decline, driven by the loss of exclusivity in Europe.

Forteo
For the fourth quarter of 2018, worldwide revenue for Forteo was $437.1 million, a 15 percent decrease compared with the fourth quarter of 2017. U.S. revenue decreased 25 percent, to $228.2 million, primarily due to decreased demand, as well as lower realized prices. Revenue outside the U.S. remained flat at $208.9 million, driven by increased volume, offset by the unfavorable impact of foreign exchange rates and lower realized prices.

For the full year 2018, worldwide Forteo revenue decreased 10 percent to $1.576 billion compared with the full year 2017. U.S. Forteo revenue for 2018 was $757.9 million, a 21 percent decrease driven by decreased demand, and, to a lesser extent, lower realized prices. Forteo revenue outside the U.S. was

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$817.7 million, a 4 percent increase driven by increased volume and the favorable impact of foreign exchange rates, partially offset by lower realized prices.

Humulin
For the fourth quarter of 2018, worldwide Humulin revenue decreased 7 percent compared with the fourth quarter of 2017, to $337.4 million. U.S. revenue decreased 7 percent, to $232.9 million, driven by lower realized prices due to changes in estimates to rebates and discounts, partially offset by increased volume. Revenue outside the U.S. decreased 7 percent, to $104.6 million, primarily due to the unfavorable impact of foreign exchange rates and, to a lesser extent, decreased volume.

For the full year 2018, worldwide Humulin revenue remained flat at $1.331 billion compared with the full year 2017. U.S. revenue for 2018 was $910.2 million, a 3 percent increase, driven by increased volume, partially offset by lower realized prices primarily due to changes in segment mix and, to a lesser extent, the impact of patient affordability programs. Revenue outside the U.S. was $421.2 million, a 7 percent decline, driven primarily by decreased volume and, to a lesser extent, lower realized prices.

Select Products Launched Since 2014
Trulicity
Fourth-quarter 2018 worldwide Trulicity revenue was $924.7 million, an increase of 42 percent compared with the fourth quarter of 2017. U.S. revenue increased 40 percent, to $729.3 million, driven by higher demand, partially offset by lower realized prices primarily due to changes in estimates to rebates and discounts and changes in segment mix. Revenue outside the U.S. was $195.5 million, an increase of 51 percent, primarily driven by increased volume and, to a lesser extent, higher realized prices, partially offset by the unfavorable impact of foreign exchange rates.

For the full year 2018, worldwide Trulicity revenue was $3.199 billion, an increase of 58 percent compared with the full year 2017. U.S. revenue increased 56 percent, to $2.516 billion, driven by higher

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demand. Revenue outside the U.S. increased 63 percent, to $683.3 million primarily driven by increased volume and, to a lesser extent, the favorable impact of foreign exchange rates, partially offset by lower realized prices.

Taltz
For the fourth quarter of 2018, worldwide Taltz revenue was $307.0 million, an increase of 78 percent compared with the fourth quarter of 2017. U.S. revenue was $243.4 million, an increase of 71 percent, driven by higher demand and, to a lesser extent, the impact of specialty pharmacy and wholesaler buying patterns, partially offset by lower realized prices. Revenue outside the U.S. was $63.6 million, an increase of $33.6 million, driven by increased volume from recent launches, partially offset by lower realized prices.

For the full year 2018, Taltz generated worldwide revenue of $937.5 million, an increase of 68 percent compared with the full year 2017. U.S. revenue was $738.7 million, an increase of 52 percent primarily driven by increased demand, partially offset by lower realized prices. Revenue outside the U.S. was $198.7 million, an increase of $125.6 million, driven by increased volume from recent launches, partially offset by lower realized prices.

Cyramza
For the fourth quarter of 2018, worldwide Cyramza revenue was $220.6 million, an increase of 8 percent compared with the fourth quarter of 2017. U.S. revenue was $80.8 million, an increase of 9 percent, driven by increased demand and higher realized prices. Revenue outside the U.S. was $139.8 million, an increase of 7 percent, driven by increased volume, partially offset by lower realized prices and the unfavorable impact of foreign exchange rates.

For the full year 2018, worldwide Cyramza revenue was $821.4 million, an increase of 8 percent compared with the full year 2017. U.S. revenue increased 5 percent, to $291.5 million, driven by increased demand and, to a lesser extent, higher realized prices. Revenue outside the U.S. increased 10

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percent, to $529.9 million, primarily due to increased volume and, to a lesser extent, the favorable impact of foreign exchange rates, partially offset by lower realized prices.

Basaglar
For the fourth quarter of 2018, Basaglar generated worldwide revenue of $232.2 million, an increase of 51 percent compared with the fourth quarter of 2017. U.S. revenue was $182.3 million, an increase of 59 percent, driven by increased demand, partially offset by lower realized prices due to increased volume in Medicare Part D. Revenue outside the U.S. was $49.9 million, an increase of 27 percent, primarily driven by increased volume, partially offset by lower realized prices and the unfavorable impact of foreign exchange rates. Basaglar is part of the company’s alliance with Boehringer Ingelheim, and Lilly reports total sales as revenue, with payments made to Boehringer Ingelheim for its portion of the gross margin reported as cost of sales.

For the full year of 2018, Basaglar generated worldwide revenue of $801.2 million. U.S. revenue was $622.8 million, an increase of $311.7 million compared with the full year 2017, driven by increased demand, partially offset by lower realized prices due to increased volume in Medicare Part D. Revenue outside of the U.S. was $178.5 million, an increase of $57.5 million, primarily driven by increased volume.

Jardiance
The company’s worldwide Jardiance revenue during the fourth quarter of 2018 was $193.2 million, an increase of 35 percent compared with the fourth quarter of 2017. U.S. revenue increased 25 percent, to $115.4 million, driven by increased demand. Revenue outside the U.S. was $77.8 million, an increase of 52 percent, primarily driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates. Jardiance is part of the company’s alliance with Boehringer Ingelheim, and Lilly reports as revenue a portion of Jardiance’s gross margin.

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For the full year 2018, worldwide Jardiance revenue was $658.3 million, an increase of 47 percent compared with the full year 2017. U.S. revenue increased 38 percent, to $400.2 million, driven by increased demand. Revenue outside the U.S. increased 64 percent, to $258.1 million, primarily driven by increased volume and, to a lesser extent, the favorable impact of foreign exchange rates.

Lartruvo
The company is suspending promotion of Lartruvo and is working with global regulators to determine the appropriate next steps. For the fourth quarter of 2018, Lartruvo generated worldwide revenue of $83.5 million, an increase of 41 percent compared with fourth quarter of 2017. U.S. revenue increased 20 percent, to $49.7 million, driven by increased demand. Revenue outside the U.S. was $33.8 million, an increase of $16.3 million, driven by increased volume from recent launches, partially offset by lower realized prices.

For the full year of 2018, Lartruvo generated worldwide revenue of $304.7 million, an increase of 50 percent compared with the full year 2017. U.S. revenue was $191.4 million, an increase of 18 percent compared with 2017, driven by increased demand. Revenue outside the U.S. increased $72.0 million to $113.3 million, primarily driven by increased volume, partially offset by lower realized prices.

Verzenio
For the fourth quarter of 2018, Verzenio generated worldwide revenue of $83.1 million, a decrease of $1.4 million compared with the third quarter of 2018. U.S. revenue was $76.5 million, a decrease of $8.0 million as increased demand was more than offset by the negative impact of wholesaler buying patterns and lower realized prices. Verzenio launched in several international markets in the fourth quarter of 2018 and generated revenue outside the U.S. of $6.6 million.

18

For the full year of 2018, Verzenio generated worldwide revenue of $255.0 million. U.S. revenue was $248.5 million and revenue outside of the U.S. was $6.6 million.

Olumiant
For the fourth quarter of 2018, Olumiant generated worldwide revenue of $70.1 million. U.S. revenue was $4.2 million. Revenue outside the U.S. was $65.9 million, an increase of $11.1 million compared with the third quarter of 2018, reflecting uptake of new launches in Europe.

For the full year of 2018, Olumiant generated worldwide revenue of $202.5 million, reflecting strong launch uptake in Germany. U.S. revenue was $6.7 million and revenue outside of the U.S. was $195.9 million.

Emgality
Emgality was launched in the U.S. in the fourth quarter of 2018 and generated U.S. revenue of $4.9 million.

Animal Health
In the fourth quarter of 2018, worldwide animal health revenue totaled $816.5 million, an increase of 3 percent compared with the fourth quarter of 2017, driven by increased volume and, to a lesser extent, higher prices, partially offset by the negative impact of foreign exchange rates. In terms of animal health product categories, higher sales of companion animal disease prevention products and future protein and health products were partially offset by lower sales of ruminants and swine products and, to a lesser extent, declines in companion animal therapeutics. For specific animal health product performance, refer to today's Elanco Animal Health Incorporated press release.

For the full year of 2018, worldwide animal health revenue totaled $3.143 billion, an increase of 2 percent compared with the full year of 2017, driven by higher prices, partially offset by lower volume.

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In terms of animal health product categories, higher sales of companion animal disease prevention products, future protein and health products, and companion animal therapeutics were partially offset by lower sales of products that are being exited.

2019 Financial Guidance

The individual elements of the 2019 financial guidance outlined below include fully consolidated financial expectations for both the company’s human pharmaceutical business and Elanco Animal Health, with the exception of earnings per share, which excludes approximately $0.08 per share for the non-controlling interest in Elanco. Lilly plans to launch an exchange offer to Lilly shareholders in the first half of 2019 in order to divest its remaining ownership interest in Elanco. Once the exchange offer is completed, Lilly will restate 2019 financial guidance to reflect Elanco as discontinued operations.

The company has revised certain elements of its 2019 financial guidance on a reported basis and on a non-GAAP basis, primarily due to the anticipated impacts of both the pending acquisition of Loxo Oncology and the negative Phase 3 confirmatory trial for Lartruvo, partially offset by a more favorable underlying business outlook. On a reported basis, earnings per share for 2019 are now expected to be in the range of $4.57 to $4.67. On a non-GAAP basis, earnings per share are now expected to be in the range of $5.55 to $5.65.

20

	2019 Expectations	% Change from 2018
Earnings per share (reported)	$4.57 to $4.67	46% to 49%
Loxo Oncology acquisition and integration charges	.41
Amortization of intangible assets	.33
Lartruvo charges	.13
Acquired in-process research and development	.08
Asset impairment, restructuring and other special charges	.04
Earnings per share (non-GAAP)	$5.55 to $5.65	0% to 2%
Numbers may not add due to rounding

The company now anticipates 2019 revenue between $25.1 billion and $25.6 billion. Revenue growth is still expected to be driven by volume from newer medicines including Trulicity, Taltz, Basaglar, Jardiance, Verzenio, Cyramza and Olumiant. Revenue growth is also expected to benefit from the recent launch of Emgality and the anticipated inclusion of Vitrakvi, and could benefit from the potential approval and launch of other medicines is 2019. Revenue growth is expected to be partially offset by lower revenue for Cialis and other products that have lost patent exclusivity. Revenue growth is also expected to be partially offset by the negative impact of foreign exchange rates, continued price pressures in the U.S. (including higher rebates in Medicare Part D) and some international markets, and the impact of the negative Lartruvo phase 3 study.

Gross margin as a percent of revenue rate is still expected to be approximately 75.0 percent on a reported basis and 76.5 percent on a non-GAAP basis.

Marketing, selling and administrative expenses are still expected to be in the range of $6.4 billion to $6.7 billion. Research and development expenses are now expected to be in the range of $5.8 billion

21

to $6.0 billion, reflecting additional expenses associated with the pending acquisition of Loxo Oncology.

Other income (expense) is now expected to be expense between $150 million and $300 million, reflecting additional interest expense associated with financing of the pending acquisition of Loxo Oncology.

The 2019 effective tax rate is now expected to be approximately 16.5 percent on a reported basis and 15 percent on a non-GAAP basis.

The following table summarizes the company’s 2019 financial guidance:

2019 Guidance
	Prior	Revised
Revenue	$25.3 to $25.8 billion	$25.1 to $25.6 billion

Gross Margin % of Revenue (reported)	Approx. 75.0%	Unchanged
Gross Margin % of Revenue (non-GAAP)	Approx. 76.5%	Unchanged

Marketing, Selling & Administrative	$6.4 to $6.7 billion	Unchanged

Research & Development	$5.6 to $5.8 billion	$5.8 to $6.0 billion

Other Income/(Expense)	$(225) to $(75) million	$(300) to $(150) million

Tax Rate (reported)	Approx. 16%	Approx. 16.5%
Tax Rate (non-GAAP)	Approx. 16%	Approx. 15%

Earnings per share (reported)	$5.52 to $5.62	$4.57 to $4.67
Earnings per share (non-GAAP)	$5.90 to $6.10	$5.55 to $5.65

Non-GAAP adjustments are consistent with the earnings per share table above.

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Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the fourth-quarter and full-year 2018 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9 a.m. to 10:30 a.m. Eastern time (ET) and will be available for replay via the website.

Lilly is a global healthcare leader that unites caring with discovery to create medicines that make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward- looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target”, “anticipate” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees that pipeline products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving current or future products; the extent to which third-party indemnification obligations relating to product liability litigation and similar matters will be performed; unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; changes in tax law and regulations, including the impact of tax reform legislation enacted in December 2017 and related guidance; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the Securities and Exchange Commission (SEC); acquisitions and business development transactions and related integration costs, including that there can be no guarantee that the acquisition of Loxo Oncology, Inc. will be completed in the anticipated timeframe or at all, that Lilly will realize the expected benefits of the transaction, or that the potential products will be commercially successful; the impact of exchange rates and global macroeconomic conditions; and uncertainties and risks related to timing and potential value to both Elanco and Lilly of the planned full separation of the Elanco animal health business, including business, industry, and market risks, as well as risks involving realizing the anticipated tax-free nature of the

23

separation. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-Q and Form 10-K filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

Additional Information Relating to the Elanco Exchange Offer and Where to Find It:
The terms and conditions of the exchange offer will be more fully described in the registration statement to be filed by Elanco with the SEC and a Schedule TO to be filed by Lilly with the SEC. The prospectus, which will be included in the registration statement, will contain important information about Lilly, Elanco, the planned separation of Elanco from Lilly and related matters. Lilly will mail the prospectus to its shareholders. Investors and security holders are urged to read carefully and in its entirety the prospectus and any other relevant documents filed with the SEC by Lilly and Elanco, if and when they become available and before making any investment decision. None of Lilly, Elanco, or any of their respective directors or officers or any dealer manager appointed with respect to the exchange offer makes any recommendation as to whether investors should participate in the exchange offer. Investors will be able to obtain a free copy of the prospectus and other related documents filed with the SEC by Lilly and Elanco at the SEC’s website at www.sec.gov. Those documents may also be obtained for free, as applicable, from Lilly at www.lilly.com or Elanco at www.elanco.com.

Additional Information about the Loxo Acquisition and Where to Find It:
This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Loxo Oncology, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary filed with the SEC upon commencement of the tender offer on January 17, 2019. At the time the tender offer was commenced, Lilly and its acquisition subsidiary filed tender offer materials on Schedule TO, and Loxo Oncology filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF LOXO ONCOLOGY ARE URGED TO READ THESE DOCUMENTS CAREFULLY (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF LOXO ONCOLOGY SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of shares of Loxo Oncology at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s web site at www.sec.gov.  In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Lilly and Loxo Oncology file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Lilly or Loxo Oncology at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Lilly’s and Loxo Oncology’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

#    #    #

Alimta® (pemetrexed disodium, Lilly)
Basaglar® (insulin glargine injection, Lilly)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Cyramza® (ramucirumab, Lilly)
Effient® (prasugrel, Lilly)

24

EmgalityTM (galcanezumab-gnlm, Lilly)
Erbitux® (cetuximab, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Humira® (adalimumab, Abbvie)
Imrestor® (pegbovigrastim injection, Elanco)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Jentadueto® (linagliptin/metformin HCl, Boehringer Ingelheim)
Keytruda® (pembrolizumab, Merck)
Lartruvo® (olaratumab, Lilly)
Olumiant® (baricitinib, Lilly)
Posilac® (recombinant bovine somatotropin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Verzenio® VerzeniosTM (abemaciclib, Lilly)
Vitrakvi® (larotrectinib, Loxo)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information

	December 31, 2018	December 31, 2017
Worldwide Employees	38,680	40,655

25

Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2018	2017	% Chg.	2018	2017	% Chg.

Revenue	$6,438.6	$6,160.7	5%	$24,555.7	$22,871.3	7%

Cost of sales	1,593.7	1,644.9	(3)%	6,430.0	6,150.8	5%
Research and development	1,453.8	1,486.9	(2)%	5,307.1	5,357.3	(1)%
Marketing, selling and administrative	1,861.5	1,803.5	3%	6,631.8	6,680.1	(1)%
Acquired in-process research and development	329.4	50.0	NM	1,983.9	1,112.6	78%
Asset impairment, restructuring and other special charges	246.0	1,003.2	(75)%	482.0	1,673.6	(71)%

Operating income	954.2	172.2	NM	3,720.9	1,896.9	96%

Net interest income (expense)	(35.7)	(10.2)		(110.8)	(57.7)
Net other income (expense)	20.4	122.1		185.6	358.2
Other income (expense)	(15.3)	111.9	NM	74.8	300.5	(75)%

Income before income taxes	938.9	284.1	NM	3,795.7	2,197.4	73%
Income tax expense (benefit)	(186.2)	1,941.0	NM	563.7	2,401.5	(77)%

Net income (loss)	$1,125.1	$(1,656.9)	NM	$3,232.0	$(204.1)	NM

Earnings (loss) per share - diluted	$1.10	$(1.58)	NM	$3.13	$(0.19)	NM

Dividends paid per share	$0.5625	$0.52	8%	$2.25	$2.08	8%
Weighted-average shares outstanding (thousands) - diluted	1,018,285	1,051,091		1,033,667	1,052,023
NM – not meaningful
Beginning in 2018, pension and postretirement benefit cost components other than service costs are presented in other income (expense). As a result, comparable amounts for the three and twelve months ended December 31, 2017 have been reclassified to conform with this new presentation.

26

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017

	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(d)	Non-GAAP Adjusted(a)

Cost of sales	$1,593.7	$(86.2)	$1,507.5	$1,644.9	$(174.0)	$1,470.8

Operating expenses(b)	3,315.3	(1.1)	3,314.2	3,290.4	(1.4)	3,289.0
Acquired in-process research and development	329.4	(329.4)	—	50.0	(50.0)	—
Asset impairment, restructuring and other special charges	246.0	(246.0)	—	1,003.2	(1,003.2)	—

Other income (expense)	(15.3)	10.5	(4.8)	111.9	—	111.9

Income tax expense (benefit)	(186.2)	440.7	254.5	1,941.0	(1,635.0)	306.1

Net income (loss)	1,125.1	232.6	1,357.6	(1,656.9)	2,863.6	1,206.7

Earnings (loss) per share	1.10	0.23	1.33	(1.58)	2.71	1.14
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
Beginning in 2018, pension and postretirement benefit cost components other than service costs are presented in other income (expense). As a result, comparable amounts for the three months ended December 31, 2017 have been reclassified to conform with this new presentation.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and/or of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

27

(b)	Operating expenses include research and development and marketing, selling and administrative expenses.

(c)	Adjustments to certain GAAP reported measures for the three months ended December 31, 2018, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Income taxes(iv)	Total Adjustments
Cost of sales	$(86.2)	$—	$—	$—	$(86.2)

Operating expenses	(1.1)	—	—	—	(1.1)
Acquired in-process research and development	—	(329.4)	—	—	(329.4)
Asset impairment, restructuring and other special charges	—	—	(246.0)	—	(246.0)

Other income (expense)	—	—	10.5	—	10.5

Income taxes	16.7	69.2	36.4	318.4	440.7

Net income	70.6	260.2	220.1	(318.4)	232.6

Earnings per share - diluted	0.07	0.26	0.21	(0.31)	0.23
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs were related to business development activity with Dicerna Pharmaceuticals, SIGA Technologies, Chugai Pharmaceutical Co., LTD, NextCure, Inc. and Hydra Biosciences.

iii.
Exclude charges primarily associated with severance costs incurred as a result of actions taken to reduce the company's cost structure as well as expenses associated with the separation of the Elanco animal health business.

iv.	Relates to adjustments for U.S. tax reform and tax expenses associated with the separation of the Elanco animal health business.

28

(d)	Adjustments to certain GAAP reported measures for the three months ended December 31, 2017, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Income taxes(iv)	Total Adjustments
Cost of sales	$(163.3)	$—	$(10.7)	$—	$(174.0)

Operating expenses	(1.4)	—	—	—	(1.4)
Acquired in-process research and development	—	(50.0)	—	—	(50.0)
Asset impairment, restructuring and other special charges	—	—	(1,003.2)	—	(1,003.2)

Income taxes	50.2	17.5	211.4	(1,914.0)	(1,635.0)

Net income	114.6	32.5	802.5	1,914.0	2,863.6

Earnings per share	0.11	0.03	0.76	1.81	2.71
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs are related to a collaboration with CureVac.

iii.	Exclude charges primarily associated with efforts to reduce the company’s cost structure, including the U.S. voluntary early retirement program.

iv.	Excludes charges related to recently enacted U.S. tax reform legislation, including the one-time repatriation transition tax also known as the toll tax.

29

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Twelve Months Ended December 31, 2018			Twelve Months Ended December 31, 2017

	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(d)	Non-GAAP Adjusted(a)

Cost of sales	$6,430.0	$(574.0)	$5,856.0	$6,150.8	$(711.2)	$5,439.6

Operating expenses(b)	11,938.9	(4.8)	11,934.1	12,037.4	(6.3)	12,031.1
Acquired in-process research and development	1,983.9	(1,983.9)	—	1,112.6	(1,112.6)	—
Asset impairment, restructuring and other special charges	482.0	(482.0)	—	1,673.6	(1,673.6)	—

Other income (expense)	74.8	(15.3)	59.5	300.5	—	300.5

Income taxes	563.7	526.9	1,090.5	2,401.5	(1,230.8)	1,170.7

Net income (loss)	3,232.0	2,502.5	5,734.6	(204.1)	4,734.4	4,530.4

Earnings (loss) per share	3.13	2.42	5.55	(0.19)	4.48	4.28
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and/or of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

30

(b)	Operating expenses include research and development and marketing, selling and administrative expenses.

(c)	Adjustments to certain GAAP reported measures for the twelve months ended December 31, 2018, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Income taxes(iv)	Total Adjustments
Cost of sales	$(541.2)	$—	$(32.8)	$—	$(574.0)

Operating expenses	(4.8)	—	—	—	(4.8)
Acquired in-process research and development	—	(1,983.9)	—	—	(1,983.9)
Asset impairment, restructuring and other special charges	—	—	(482.0)	—	(482.0)

Other income (expense)	—	—	(15.3)	—	(15.3)

Income taxes	106.5	89.5	67.9	262.9	526.9

Net income	439.5	1,894.4	431.6	(262.9)	2,502.5

Earnings per share – diluted	0.43	1.83	0.42	(0.25)	2.42
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs were primarily related to the acquisition of ARMO BioSciences and the business development transaction with Dicerna Pharmaceuticals.

iii.
Exclude charges primarily associated with asset impairments related to the sale of the Posilac (rbST) brand and the related sale of the Augusta, Georgia manufacturing site, as well as the suspension of commercial activities for Imrestor®. The charges also include expenses associated with the initial public offering and separation of the Elanco animal health business, as well as efforts to reduce the company's cost structure.

iv.	Relates to adjustments for U.S. tax reform and tax expenses associated with the separation of the Elanco animal health business.

31

(d)	Adjustments to certain GAAP reported measures for the twelve months ended December 31, 2017, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Income taxes(iv)	Total Adjustments
Cost of sales	$(668.5)	$—	$(42.7)	$—	$(711.2)

Operating expenses	(6.3)	—	—	—	(6.3)
Acquired in-process research and development	—	(1,112.6)	—	—	(1,112.6)
Asset impairment, restructuring and other special charges	—	—	(1,673.6)	—	(1,673.6)

Income taxes	207.6	89.3	386.2	(1,914.0)	(1,230.8)

Net income	467.1	1,023.3	1,329.9	1,914.0	4,734.4

Earnings per share	0.44	0.97	1.26	1.81	4.48
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs are related to business development activity, primarily driven by the acquisition of CoLucid Pharmaceuticals.

iii.	Exclude charges primarily associated with efforts to reduce the company’s cost structure, including the U.S. voluntary early retirement program.

iv.	Excludes charges related to recently enacted U.S. tax reform legislation, including the one-time repatriation transition tax also known as the toll tax.

32